UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10

Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) or 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

ENSSOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-3830267
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3317 S. Higley Road, STE 114-159
Gilbert, Arizona	85297
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number: (623) 934-6767

Copies of Communications to:

Stephen R. Boatwright, Esq.

Gallagher & Kennedy

2275 W. Camelback Rd.

Phoenix, AZ 85016

(602) 530-8000

Fax (602) 530-8500

Securities to be registered under Section 12 (b) of the Act: None

Securities to be registered under Section 12 (g) of the Act: Common Stock, par value $.0001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

-i-

FORWARD-LOOKING STATEMENTS

This Registration Statement on Form 10 contains forward-looking statements and involves risks and uncertainties that could materially affect expected results of operations, liquidity, cash flows, and business prospects. These statements include, among other things, statements regarding:

o	our ability to diversify our operations;

o	our ability to implement our business plan;

o	our ability to attract key personnel;

o	our ability to operate profitably;

o	our ability to efficiently and effectively finance our operations;

o	inability to achieve future sales levels or other operating results;

o	inability to efficiently manage our operations;

o	the fact that our accounting policies and methods are fundamental to how we report our financial condition and results of operations, and they may require management to make estimates about matters that are inherently uncertain;

o	deterioration in general or regional economic conditions;

o	changes in U.S. GAAP or in the legal, regulatory and legislative environments in the markets in which we operate;

o	adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations;

as well as other statements regarding our future operations, financial condition and prospects, and business strategies. Forward-looking statements may appear throughout this report, including without limitation, the following sections: Item 1 “Business” and Item 1A “Risk Factors”. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this Registration Statement on Form 10, and in particular, the risks discussed under the caption “Risk Factors” in Item 1A. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Throughout this Registration Statement references to “we”, “our”, “us”, “Enssolutions”, the “Company”, and similar terms refer to Enssolutions, Inc. and its wholly-owned subsidiary, unless the context indicates otherwise.

Item 1: Business

Background

Enssolutions, Inc. (the “Company”), was organized in Delaware in March, 2013. The Company was formed for the purpose of consolidating the operations of Enssolutions Corporation, an Arizona corporation (“ESSO AZ”), which services dust control primarily in the Southwest region of the United States, with Enssolutions Group, a public company organized in Ontario (“ESSO CAN”) providing dust control services in Canada. On December 1, 2014, the Company purchased ESSO AZ from ESSO CAN for $10,000 and has operated ESSO AZ as a wholly owned subsidiary since the time of purchase. ESSO AZ was founded in 2005, and the financial results shown herein are the historical results of ESSO AZ before the purchase closed.

We intend to acquire ESSO CAN in the future but there is no assurance if and when this will occur. As of the date of filing this Form 10, we have not negotiated either a term sheet or a definitive agreement setting forth the terms of the acquisition. ESSO CAN, if acquired, will significantly dilute the holdings of our sole shareholder as its revenues are significantly greater than ours. If we are successful in acquiring ESSO CAN, ESSO CAN will no longer trade its shares on the TSX exchange in Canada, and we will seek to list our shares on the OTC QB. We are filing this Form 10 in anticipation of this listing but there is no assurance if and when it will occur.

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Industry Overview

Dust and erosion control is vital to several industries including construction, mining, transportation and municipalities. In response to the level of dust emissions from mining and other industries, the Environmental Protection Agency, or EPA, issued proposed rules titled National Ambient Air Quality Standards for Particulate Matter which were published in the Federal Register on June 29, 2012. These proposed rules reduce the amount of allowable dust released in the air by one-half. According to the EPA’s website, dust accounts for over 25% of particle matter smaller than 2.5 micrometers in diameter, which is the major cause of reduced visibility or haze in parts of the U.S., and it accounts for over 78% of the particle matter smaller than 10 micrometers in diameter, which causes respiratory related health issues. Dust also causes environmental damage such as acid rain, increased acidity in lakes and streams, depletion of nutrients in the soil and damage to sensitive forests and farm crops. In terms of agriculture, the U.S. Department of Agriculture, or USDA, estimates the total annual cost of soil erosion from agriculture in the U.S. is about $44 billion per year. According to the Global Education Project, nearly one-third of the world’s cropland has been abandoned because of soil erosion and degradation over the past 40 years. In terms of mining, according to the U.S. Geological Survey, a bureau of the U.S. Department of Interior, reported that in 2014, there were about 4,276 stone quarries and 91 stone mines which release large amounts of dust into the atmosphere.

Our Products

We manufacture a pitch emulsion that contains as a major ingredient pine rosin, which is derived in the sulphate process of pine wood pulp, resulting in the generation of crude pine rosin. This crude pine rosin is further distilled to produce four different byproducts: fatty acid, distilled tall oil, rosin acid, and pine rosin. The latter product, pine rosin, is a non-water soluble, non-leaching and non-combustible by-product that is the main ingredient in our emulsion product called Tall Oil Pitch ™ (T.O.P.™). In our production process, the heated pitch is emulsified in water and then coated with a surfactant and suspended in water. The lipophilic ends of the surfactant dissolve in the pitch, while the hydrophilic ends remain outside, shielding the pitch from coagulation.

Dust control is useful in a variety of commercial and industrial markets with dust control and moisture retention problems including road construction sites, rock pits, unpaved roadways, landfills and coal piles. In contrast to the standard product used on gravel roads and rock pits and other dust causing surfaces, our product, T.O.P.™, is environmentally friendly and requires significantly less water. Water is commonly transported to sites in large trucks. When water is used for dust control, it must be re-applied much more frequently than our product. Thus, our product reduces a customer’s carbon footprint by reducing the number of vehicle trips. In addition, fewer trips reduces labor, water and fuel costs and reduces the wear and tear on vehicles and equipment.

Our pitch material can be purchased from various specialty chemical producers in the United States. As the pitch in our emulsion is the byproduct of the paper pulping industry, paper producers in the United States create the crude pine rosin that upon distillation creates our pine rosin pitch.

Our T.O.P.™ product can be purchased by the end user via tanker shipments, ISO tankers, totes, or if we are contracted to perform the application, in one of our application trucks.

We have recently started to sell a polymer as an inexpensive alternative for customers wanting an alternative to our T.O.P.™ product. This polymer lasts only 2-3 weeks on the surface it is applied on, compared to much greater time periods for our T.O.P.™ product which maintains its integrity even at times of heavy rainfall. It is not manufactured by us but obtained from large manufacturers.

Uses

Our products are largely used by customers that need to stabilize a non-paved surface; prevent dust from becoming airborne on dirt roads or open fields; prevent erosion of dirt surface; and to seal tailings on a mine site or stockpiles. Our T.O.P.™ product is non-leaching so that when combined with the soil, the treated surface may become a non-leaching stabilized surface and a non-leaching stabilized area. Leaching surfaces erode and constantly need product re-application.

We principally market our products within the West and Southwest regions of the United States in which airborne dust can be considered a pollutant, nuisance or environmental hazard. Maricopa County, located in the State of Arizona, has regulations on air pollution and fugitive dust from dust- generating operations. Under Regulation III rule 310, the County limits particulate matter (PM10) emissions into the ambient air from any property, operation or activity that may serve as a fugitive dust source. This rule regulates the amount of PM10 entrained into the ambient air as a result of the impact of human activities by requiring measures to prevent, reduce, or mitigate particulate matter emissions.

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Our client base consists of large mine sites, both active and non-active, city, state and local governments, church organizations, hospitals and clinics, trucking, construction, equipment leasing yards and other industrial entities. Our T.O.P.™ product is more effective on surfaces such as roads to seal the top dirt layer and create a non-water soluble surface that assists with the prevention of washboarding and potholes caused by heavy rains than on loose soil subject to frequent movement such as dirt used for fill at construction sites.

Benefits

T.O.P.™ is beneficial because it reduces the number of times customers need to spray haul roads with water, thus reducing water usage, fuel, maintenance and labor costs. In addition, the product is non-toxic and environmentally friendly and can be integrated into the reclamation process for mining companies, instead of a product that needs to be cleaned up.

Product Distribution

We ship all of our products from our manufacturing facility in Glendale, Arizona. Products are shipped by third party carrier either by truck in bulk or by tote. The Company owns two trucks for application of T.O.P.™ for customers who also need our application services. We employ two people who drive and apply our product in the southwestern portion of the United States. In the event a client is located greater than 400 miles from our facility, the Company will sub-contract our application services under the guidance of operation staff members.

Sales and Marketing

In the past, we relied on a sales team to aggressively market and sell our products. However, this approach was not very successful in achieving market acceptance and resulted in few sales. Instead, the Company now employs only two direct sales representatives, one in Pennsylvania and one in Arizona. More importantly, the Company heavily relies on internet advertising to generate leads. Also, its memberships in the Solar Energy Industries Association and Nevada Mining Association provide it with leads as well. Increasingly strict regulations in California related to dust control and the state’s ongoing water shortage have also helped the Company obtain business in that state.

Competition

Important competitive factors for our product include: quality, consistency, environmental sensitivity, price, ease of use, customer services and reputation. Our industry competition would be based upon the following:

•	Scientific and technological capability;
•	Proprietary know-how;
•	Ability to develop and market solutions;
•	Ability of sales personnel; and
•	Availability of trademark protection.

We believe we compete favorably on the factors described above. However, our industry is continuously changing and evolving. Larger distributors and manufacturers might have a competitive edge in regards to larger amounts of capital available for product development, distribution and marketing.

Our major competitors include chemical distributors and applicators that distribute and apply magnesium chloride, lignin sulfates, polymers and road oils. Our market is very competitive with an aggressive and very price sensitive client base. Traditional chemically produced polymers, oils and sulfates typically cost less to produce however, do not remain on the surface as long as our pine rosin emulsion. Our competitors’ products may be considered a leaching stabilizer which allows for run off or dissipation of the product during rain storms or heavy traffic areas. Our T.O.P.™ product, once applied and if maintained based on recommended intervals, will build up or add to the surface material and create a stabilized layer that can allow soil to expand and contract with the demands of traffic and weather.

A large number of companies have chosen to use water alone to mitigate airborne particulate matter. For these companies, our T.O.P.™ product can be most helpful by reducing the number of watering trips necessary to control dust thus reducing the overall cost of dust control and reducing the cost of any remediation which may be required by current EPA guidelines. Most of these companies subcontract local water truck service companies or have their own internal crew and trucks for this process.

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There are a few niche dust control products in the marketplace. The main and most widely used product is Magnesium Chloride, or MagChloride. MagChloride has a hygroscopic quality which has the ability to absorb moisture from the air, controlling the number of small particles which become airborne. However, MagChloride can pollute local water sources, so it needs care in application. MagChloride still needs many laps with a water truck to keep it hydrated and working. After just a few applications, our T.O.P.™ product helps to limit the times a water truck is needed, saving fuel, labor costs, and thousands of gallons of water per day. We offer the polymer product as a less expensive alternative for those customers not willing to pay for our T.O.P.™ product. Although cheaper it does not provide the long term impact of our T.O.P.™ product can pollute local water resources from run-off and degrades quickly with rainfall.

Seasonality

There is no real seasonality to dust control. Dust occurs throughout the year particularly in areas with drought or little rainfall. However, in general, dust is more likely to occur during the warmer, drier summer months when there is less rainfall. When significant rainfall occurs, there is no need for a dust control product.

Sources And Availability Of Raw Materials

We rely on two primary raw materials for our T.O.P.™ product: (1) pine rosin and (ii) surfactant. While many brokers sell these raw materials, we purchase them directly from Mead West Vaco in Louisiana for all of our needs as it is the closest facility to our milling plant. Presently, there are three facilities in the U.S. that produce these raw materials and historically, we have never found a shortage of obtaining the supply we need.

Dependence On One Or A Few Major Customers

Our three major customers are Freeport McMoran, representing over 30% of our business, and Rio Tinto and Signal Energy which account for another combined 26% of our business. These three customers account for over 56% of our total business. We primarily sell our products and services in the states of California, Arizona and Utah.

Existence Of Government Regulation

Our employees who work in our mill are subject to OSHA and various safety training procedures. Our mill is not “ISO” certified. To apply our products, we are required to obtain approvals from various state environmental protection agencies and in California we must obtain a separate approval from each county. We have obtained these approvals in the states of Arizona, Florida, Pennsylvania, Utah and all counties in California except one.

For the Company to apply its product it must obtain a contractor’s license which is easy to obtain in the locality where needed. Required licenses vary from location to location and the Company relies on its customers to assist with the licenses it needs.

Cost Of Compliance With Environmental Laws

As our T.O.P.™ product has no toxic properties, compliance with environmental laws is not difficult and less expensive and we routinely and efficiently complete the application process in each state or county as required. The polymer products we purchase are not manufactured by us and their use is not presently prohibited by federal or state laws.

Material Contracts

The Company has a contract with Cyprus Tohono Corporation, a mine site operated by Freeport-McMoran. This contract is for one year and dated August 1, 2014 with an expiration date of August 31, 2015. The lump sum contract price is $132,000 for the duration of the service agreement. The scope of services include the delivery and application of T.O.P.™ to cover approximately 817,000 sq ft. The service agreement contains standard default clauses and liquidated damages should the Company not be able to perform during the service agreement period.

The Company has a contract with Rio Tinto Kennecott Utah Cooper, LLC to provide bulk purchase of T.O.P.™ as needed. The original contract term was for five years and expired on December 31, 2014. On a per purchase order basis, the site is able to purchase one gallon of T.O.P.™ at $4.10 per USG. Even though the contract term has expired, the Company continues to supply Rio Tinto with its T.O.P.™ at the original contract price on an individual purchase order basis.

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Market Opportunity And Development

Presently, substantially all of our revenue comes from sales made in the states of California, Arizona and Utah. Although we plan an acquisition of ESSO CAN with operations solely in Canada and eventual expansion to France, we have not finalized these expansion plans and there can be no assurance as to when or if they will occur.

Proprietary Rights

The Company has no patents and relies on its proprietary milling process and trademarks. We have no patents and rely primarily on our proprietary milling process to manufacture our product. We have two trademarks: T.O.P.™ “Tall Oil Pitch” and Purpave™. We no longer use our Purpave™ trademark.

The Company also intends to rely on trade secrets to protect its technology. However, trade secrets are difficult to protect. The Company protects its proprietary technology and processes, in part, by confidentiality agreements with employees, consultants and business partners. These parties may breach these agreements, and the Company may not have adequate remedies for any breach. The Company’s trade secrets may otherwise become known or be independently discovered by competitors. To the extent that the Company or its consultants or collaborators use intellectual property owned by others in their work for the Company, the Company may have disputes with them or other third parties as to the rights in related or resulting know-how and inventions.

The Company’s intellectual property rights, and its ability to enforce those rights, may be inadequate to prevent others from using its technology or substantially similar technology they may independently develop. The use of that technology by others could eliminate any competitive advantage the Company has, and cause the Company to lose sales and otherwise harm the business. A significant portion of the Company’s proprietary technology is know-how, and employees with know-how may depart before transferring their know-how to other employees or may use their know-how for future employers. Moreover, the laws of other countries where the Company markets its products may afford even less protection for its intellectual property.

The Company may need to commence litigation to determine the scope and validity of third-party proprietary rights. Litigation would create substantial costs. If competitors prepare and file patent applications that claim technology also claimed by the Company, we might have to participate in interference proceedings to determine priority of invention, which could result in substantial cost, even if the eventual outcome is favorable to the Company. An adverse outcome in litigation could subject the Company to significant liabilities to third parties and require the Company to seek licenses of the disputed rights from third parties or even to cease using the technology if such licenses are unavailable.

Employees

The Company currently employs five full-time employees and two part-time consultants.

Further Information

The Company has filed this registration statement with the U.S. Securities and Exchange Commission. Upon completion of this registration statement, we are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), and, accordingly, will file periodic reports, including quarterly and annual reports and other information with the Securities and Exchange Commission (the Commission). Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of the website is http://www.sec.gov. The Company’s website (which also includes ESSO CAN) is www.enssolutions.com. Information on this website is not a part of this registration statement.

Item 1A: Risk Factors

The Company is subject to various risks that may materially harm its business, financial condition and results of operations. The risks and uncertainties described below, while inclusive of all risks we believe to be material at this time, may not be the only ones. If any of these risks or uncertainties actually occurs, the Company’s business, financial condition or operating results could be materially harmed. In that case, the trading price of the Company’s common stock could decline and shareholders could lose all or part of their investment. Except for historical information, the information contained in this registration statement and in our SEC reports are "forward looking" statements about our expected future business and performance. Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this registration statement.

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The Company Has Historically Lost Money and Expects Its Losses Will Continue In The Future

Enssolutions, Inc. has incurred operating losses since its subsidiary’s inception in January 2005. The Company had an accumulated deficit of over $7.7 million as of September 30, 2014. The Company expects that it will incur operating losses for the anticipated future. The Company cannot give any assurances it will be successful in reaching or maintaining profitable operations. Accordingly, the Company may experience liquidity and cash flow problems. If the Company’s losses continue, its ability to operate may be severely impacted.

We May Be Unable To Continue As a Going Concern

Our ability to continue as a going concern is an issue raised as a result of the Company's operating losses since inception, its negative working capital and minimal cash on hand as of March 1, 2015. Our operations to date have been funded through a combination of private equity and debt. We have only just begun to generate nominal revenue and require substantial capital to continue our product development efforts and pursue our business plans.

Our Growth plans for the remainder of 2015 include the following;

•	Increase our direct sales efforts in the Southwest U.S. markets building awareness of our product’s benefits as an alternative to water and chemical alternatives;

•	Continue our growth plan through strategic acquisitions starting with ESSO CAN;

•	Develop our sales and marketing plan for the northeastern portion of the U.S.;

•	Continue to add and develop new products to our current offering for our client base with a polymer product we now offer, including but not limited to process dust control; and

•	Identify strategic marketing programs and/or partnerships that will also expand our offerings as a solution provider to our client base.

The Company Needs Additional Capital

The Company needs significant additional funding to implement its growth plan and continue its operations. We currently have and will continue to have significant capital requirements to fund our growth. We anticipate, based on our currently proposed intentions and assumptions relating to our operations, that substantial additional capital will be needed to satisfy our cash requirements to implement our growth plan. While we expect to continue raising capital and believe our line of credit with our sole director is adequate for the next 12 months, we have no committed sources of additional financing and our officers, directors and shareholders are not required to provide any portion of our future financing requirements. If our sole shareholder and sole director determines at any time to no longer finance our operations the Company may be forced into insolvency as it is unlikely to locate a credit line through an independent third party financing source. There is no assurance that additional financing will be available on commercially reasonable terms, or at all.

If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our existing shareholder will be reduced, and these newly issued securities may have rights, preferences or privileges senior to those of our existing shareholder.

Because This Market Is New And Evolving, The Company Cannot Accurately Predict Whether Its Products Will Achieve Market Acceptance, The Future Growth Rate Of This Market or Its Ultimate Size

To date, the Company has sold products to only a few customers. Thus, potential customers are currently unaware of the Company’s products and capabilities within this new market and, as a result, may be slow in accepting and deploying the Company’s solutions. Because of this, the Company’s prospects are difficult to predict. While the Company intends to devote significant resources to promoting awareness of its products and technology and the solution these products provide, these efforts are dependent upon receipt of additional capital and may not be sufficient to build market awareness of the need for the Company’s products. The Company may make errors in predicting and reacting to relevant business trends, which could harm the Company’s business. If a significant market for the Company’s products and technology fails to develop, or if its products and technology fail to achieve broad market acceptance, the Company’s business would be seriously harmed.

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Even if markets for our products develop, we could achieve a smaller share of these markets than we currently anticipate. Achieving market share will require substantial marketing efforts and expenditure of significant funds to inform customers of the distinctive characteristics and benefits of using our products. We cannot assure shareholders that our marketing efforts will result in the attainment of sufficient market share to become profitable.

Rapid Growth May Strain Our Resources

As we continue the commercialization of our products, we expect to experience significant and rapid growth in the scope and complexity of our business, which may place a significant strain on our senior management team and our financial and other resources. The proposed acceleration will expose us to greater overhead, marketing and support costs and other risks associated with growth and expansion. We will need to add staff to develop our products, market our products, manage operations, handle sales and marketing efforts and perform finance and accounting functions. We will be required to hire a broad range of additional personnel in order to successfully advance our operations. Our ability to manage our rapid growth effectively will require us to continue to improve our operations, to improve our financial and management information systems and to train, motivate and manage our employees.

This growth may place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our business, or the failure to manage growth effectively, could have a materially adverse effect on our business and financial condition. In addition, difficulties in effectively managing the budgeting, forecasting and other process control issues presented by such a rapid expansion could harm our business, prospects, results of operations and financial condition.

Changes In Legislation Or Government Regulations Or Policies Can Have A Significant Impact On Our Results Of Operations

Our sales, gross margins and profitability could be directly impacted by changes in legislation or government regulations. Changes in environmental standards and regulations, in particular, may have a significant impact on the demand for our products, and the products that are sold by our competitors. Our inability or delay in developing our marketing products that match customer demand and that meet applicable environmental standards may negatively impact our results. Future legislation or regulations, including environmental matters, product certification, product liability, taxes, tax incentives and other matters, may impact the results of each of our operating segments and our consolidated results.

Our Ability to Meet Customer Demand May Be Limited By Our Single-Location Production Facilities, Reliance On Certain Key Suppliers And Unanticipated Significant Shifts In Customer Demand

We manufacture all of our products at a single-location and we rely on certain suppliers who also may concentrate production in single locations. Any significant interruption in production at our facility, or at a facility of one of our suppliers, could negatively impact our ability to deliver our products to our customers. Further, even with our facility running at full production, we could potentially be unable to fully meet demand as it is difficult to forecast how quickly our products will be accepted by the market. Our inability to meet our customers’ demand for our products could have a material adverse impact on our business, financial condition and results of operations.

We Depend On Third Parties to Deliver Raw Materials, Parts In Adequate Quality and Quantity In A Timely Manner And At A Reasonable Price

We depend on raw materials purchased from third parties to manufacture our products. We generally concentrate purchases for a given raw material or component with one or a small number of suppliers. If a supplier is unable or unwilling to meet our supply requirements, including suffering any disruptions at its facilities or in its supply chain, we could experience supply interruptions or cost increases, either of which could have an adverse effect on our results of operations. Similarly, suppliers of components that we purchase for use in our products may be affected by rising material costs and pass these increased costs on to us. If we increase our prices in response to increases in the prices or quantities of raw materials or components or if we encounter significant supply interruptions, our competitive position could be adversely affected, which may result in depressed sales and profitability.

The Company Plans To Acquire Other Companies, Which May Reduce Its Income In The Event the Company Is Not Able to Integrate Them into Its Existing Operations

As part of the Company’s business strategy, it intends to make acquisitions of, or significant investments in, complementary companies, products or technologies beginning with ESSO CAN. Any such future acquisitions would be accompanied by the risks commonly encountered in acquisitions of companies. The Company cannot guarantee that it would be successful in overcoming these risks or any other problems encountered with such acquisitions, and the Company’s inability to overcome such risks could have a material adverse effect on its business, financial condition and results of operations.

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The Company’s Ability to Achieve Profitable Operations Is Directly Tied to the Company’s Ability to Attract and Retain Customers

The Company has no way of predicting whether its marketing efforts will be successful in attracting customers and acquiring substantial market share. If the Company’s marketing efforts fail, it may fail to attract customers, which would adversely affect its business and financial results.

New And Existing Competition May Gain Market Share and Limit the Company’s Potential Growth

The Company has great concern about competing firms entering its target markets. This industry is intensely competitive and cost sensitive, subject to rapid change, and significantly affected by new product introductions and other market activities of industry participants. There is no assurance that new or existing competitors will not adversely affect the Company’s business.

Our Competitors May Have Greater Resources Or Sales And Marketing Capabilities Than We Have, And The Company May Not Have The Resources Necessary To Successfully Compete With Them

The market for our products and technology is highly competitive, and the Company may face increasing competition. The Company expects that many of its competitors will have greater financial and human resources, more experience in research and development, and more established sales, marketing and distribution capabilities than it has.

Some of our current and future competitors may conduct more extensive promotional activities and may offer lower prices to customers than we do, which could allow them to gain greater market share or prevent us from increasing our market share. In the future, we may need to decrease our prices if our competitors continue to lower their prices. Our competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. To be successful, we must carry out our business plan, establish and strengthen our brand awareness through marketing, and effectively differentiate our products from those of our competitors. To achieve this we may have to substantially increase marketing and development activities in order to compete effectively. Such competition will potentially affect our chances of achieving profitability.

The Company’s Limited Ability to Protect Its Intellectual Property May Adversely Affect Its Ability to Compete in This Market

The Company’s ability to compete depends to a significant degree upon the protection of its proprietary technology rights and intellectual proprietary rights. The Company may not be able to protect its proprietary technology, and its proprietary rights may not provide the Company with a meaningful competitive advantage. To protect the Company’s proprietary technology, the Company relies and will rely on a combination of trademarks, trade secrets, copyright laws and contractual restrictions, each of which affords only limited protection. Any inability to protect its intellectual property rights could eliminate any competitive advantage the Company has and seriously harm the Company’s financial condition.

If we are unable to protect our intellectual property, our competitors could use our intellectual property to market products and technologies similar to ours, which could reduce demand for our products and technologies. We may be unable to prevent unauthorized parties from attempting to copy or otherwise obtain and use our products or technology. Policing unauthorized use of our technology is difficult, and we may not be able to prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our intellectual property as fully as those in the United States. Others may circumvent the trade secrets, patents, trademarks and copyrights that we currently or in the future own.

We seek to protect our proprietary intellectual property, which includes intellectual property that may only be protectable as a trade secret, in part by confidentiality agreements with our employees, consultants and business partners. These agreements afford only limited protection and may not provide us with adequate remedies for any breach or prevent other persons or institutions from asserting rights to intellectual property arising out of these relationships.

Unauthorized parties may attempt to copy aspects of our proprietary products or to obtain and use our other proprietary information. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of the proprietary rights of others. We may not have the financial resources to prosecute any infringement claims that we may have. Any litigation could result in substantial costs and diversion of resources with no assurance of success.

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The scope of any intellectual property rights that we have is uncertain and may not be sufficient to prevent infringement claims against us or claims that we have violated the intellectual property rights of third parties. While we know of no basis for any claims of this type, the existence of and ownership of intellectual property can be difficult to verify and we have not made an exhaustive search of all patent filings. Competitors may have filed applications for or may have been issued patents and may obtain additional patents and proprietary rights relating to products or processes that compete with or are related to our products. The scope and viability of these patents, the extent to which we may be required to obtain licenses under these patents or under other proprietary rights and the cost and availability of licenses are unknown, but these factors may limit our ability to market our products.

Third parties could claim infringement by us with respect to any patents or other proprietary rights that they hold, and we cannot assure investors that we would prevail in any such proceeding as the intellectual property status of our current and future competitors' products is uncertain. Any infringement claim against us, whether meritorious or not, could be time-consuming, result in costly litigation or arbitration and diversion of technical and management personnel, or require us to develop non-infringing technology or to enter into royalty or licensing agreements.

We might not be successful in developing or otherwise acquiring rights to non-infringing technologies. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all, and could significantly harm our business and operating results. A successful claim of infringement against us or our failure or inability to license the infringed or similar technology could require us to pay substantial damages and could harm our business because we would not be able to continue operating our surveillance products without incurring significant additional expense. In addition, to the extent we agree to indemnify customers or other third parties against infringement of the intellectual property rights of others, a claim of infringement could require us to incur substantial time, effort and expense to indemnify these customers and third parties and could disrupt or terminate their ability to use, market or sell our products. Furthermore, our suppliers may not provide us with indemnification in the event that their products are found to infringe upon the intellectual property rights of any third parties, and if they do not, we would be forced to bear any resulting expense.

The Company Relies Primarily On Three Customers

As of the date of this filing, the Company relies on one customer for over 30% of its revenues and three combined for over 56% of its revenues. If the Company lost these customers for any reason, its revenues would be one-half of what it is today, and there is no assurance that it would be successful in replacing those customers. This loss would have a material adverse effect on the business.

The Company’s Product Liability Insurance Coverage May Not Be Adequate

The Company has product liability insurance coverage as of the date of this filing of $2,000,000. While management believes that the Company is not likely to be held responsible for product liability claims due to the nature of its products, there is no assurance of this, and if a user of the Company's products was able to successfully bring a claim against the Company, the Company's amount of product liability insurance may not be adequate. A large claim could exhaust most of the Company’s capital if insurance is not adequate.

Our Accounting And Other Management Systems And Resources May Not Be Adequately Prepared To Meet The Financial Reporting And Other Requirements Of Being A Public Company. If We Are Unable To Achieve And Maintain Effective Internal Controls, Our Business, Financial Condition, Results Of Operations And Cash Flows Could Be Materially Adversely Affected.

Once this Form 10 becomes effective, we will be directly subject to reporting and other obligations under the Exchange Act, including Section 404 of the Sarbanes-Oxley Act of 2002, which will require, beginning with the filing of our second Annual Report on Form 10-K, annual management assessments of the effectiveness of our internal control over financial reporting. These reporting and other obligations will place significant demands on our management and administrative and operational resources, including accounting resources. To comply with these requirements, we anticipate that we will need to upgrade our systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. We expect to incur additional annual expenses related to these steps, and those expenses may be significant. If we are unable to upgrade our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, financial condition, results of operations and cash flows.

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There Is No Current Public Market For Our Common Stock.

As of the date of this registration statement, there is no public market for our common stock. Although we plan, in the future, to contact an authorized OTC-QB market maker for sponsorship of our securities on the Over-the-Counter-QB, there can be no assurance that our attempts to do so will be successful. Furthermore, if our securities are not quoted on the OTC-QB, or elsewhere, there can be no assurance that a market will develop for the common stock or that a market in the common stock will be maintained. As a result of the foregoing, shareholders may be unable to liquidate their shares for any reason.

The Company’s Common Stock Will Be A "Penny Stock," Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

The Company’s common stock will be deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934 if it is listed for trading. These requirements may reduce the potential market for the Company’s common stock by reducing the number of potential investors and by making broker-dealers less likely to effect trades in the common stock. This may make it more difficult for investors in the Company’s common stock to sell shares to third parties or to otherwise dispose of them. This could cause the Company’s stock price to decline. Penny stocks are stock:

•	With a price of less than $5.00 a share;

•	That are not traded on a "recognized" national exchange; or

•	Issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

SEC Rule 15g-9 under the Securities Exchange Act of 1934 imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor." This includes the requirement that a broker-dealer must make a determination on the appropriateness of investments in penny stocks for the customer and must make special disclosures to the customer concerning the risks of penny stocks. Application of the penny stock rules to our common stock could affect the market liquidity of the shares, which in turn may affect the ability of holders of our common stock to resell the stock.

Concentrated Ownership; All Of Our Outstanding Voting Securities Are Held By One Person And He Can Elect All Directors Who In Turn Elect All Officers, Without The Votes Of Any Other Stockholders.

David C. Lincoln, our sole director, owns one hundred percent (100%) of our outstanding voting securities and, accordingly, has effective control of us and may have effective control of us for the near and long term future. Those who purchase securities we sell to raise capital or acquire our common stock as part of an acquisition may not have the votes necessary to overturn the decisions made by our Board of Directors all of whom can be elected by Mr. Lincoln.

FINRA Sales Practice Requirements May Limit A Stockholder’s Ability To Buy And Sell Our Stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some investors. FINRA requirements make it more difficult for broker-dealers to recommend that their investors buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker-dealers may be willing to make a market in our common stock, which may limit shareholders’ ability to buy and sell our stock.

The Company Does Not Intend To Pay Any Dividends

The Company has never declared or paid any cash dividends on its common stock. The Company currently intends to retain any future profits from operations to fund growth and does not expect to pay any dividends in the foreseeable future.

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Item 2: Financial Information

The following is a discussion of the financial condition and results of operation of the Company as of the date of this Registration Statement. This discussion and analysis should be read in conjunction with the Company's audited and unaudited Financial Statements including the Notes thereto, which are included elsewhere in this Form 10.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of the financial condition and results of our operations in conjunction with the financial statements and the notes to those statements included elsewhere in this registration statement. This discussion contains forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this registration statement. Our quarterly operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control. In seeking to effectively implement our business plan, we may elect from time to time to make certain marketing or acquisition decisions that could have a material adverse effect on our business prospects, financial condition and results of operations. We believe that period-to-period comparisons of our results of operations are not meaningful and that you should not rely upon them for an accurate indication of our future performance. Because of the foregoing factors, it is likely that in some future quarters, our results of operations may fall below the expectations of our stockholders. See “Risk Factors”.

Critical Accounting Policies

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements and have been applied consistently by the Company’s subsidiary.

Presentation

On December 1, 2014, the Company entered into a definitive purchase agreement for the acquisition of 100% of the capital stock of Enssolutions Corporation (ESSO AZ; the Arizona Company) from its parent company, Enssolutions Holding (ESSO CAN; a Canadian publicly-held company), for a total consideration of $10,000 thereby making it a wholly-owned subsidiary. In connection with the acquisition, the owner of the Company was issued 9.0 million shares in exchange for the forgiveness of approximately $1.2 million of debt owed by Enssolutions Corporation. The forgiveness of the debt has been retroactively reflected as a contribution of capital. Based on the related party nature of the acquisition, the transaction has been accounted for as a recapitalization transaction, similar to a reverse merger accounting, with ESSO AZ considered to be the accounting acquirer. Accordingly, the assets, liabilities, and retained earnings deficit were carried forward to the Company at their historical amounts. The results of operations represent those historical amounts of ESSO AZ.

The Company’s operations are conducted by its wholly-owned subsidiary from its facility in Glendale, Arizona. The Company delivers environmentally friendly solutions for dust/erosion control and soil stabilization to industries throughout the United States through the production, distribution, and application of an environmentally-friendly proprietary pitch emulsion.

Going Concern

These consolidated financial statements have been prepared on the assumption that the Company will continue as a going concern, meaning it will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations. Different bases of measurement may be appropriate if the Company is not expected to continue operations for the foreseeable future. The Company has incurred significant losses for the nine month period ending September 30, 2014 and the year ending December 31, 2013 of $550,069 and $832,397, respectively. In addition, the Company has a working capital deficit of approximately $74,300 at September 30, 2014. The Company’s ability to continue its operations is uncertain and is dependent upon its ability to increase revenues sufficient to generate a positive cash flow and/or raise additional capital through short-term borrowing to fund its operations. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue operations in the normal course of business.

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Principles of Consolidation

These consolidated financial statements include our consolidated balance sheets, results of operations, changes in stockholders’ equity (deficit) and cash flows. All material intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are readily apparent from other sources. The actual results experienced by the Company may differ materially from the Company’s estimates. To the extent there are material differences, future results may be affected. Estimates used in preparing these financial statements include the carrying value of the equipment, deferred income tax amounts, rates and timing of the reversal of income tax differences.

Trade Receivables and Allowance for Doubtful Accounts

The Company estimates an allowance for doubtful accounts based on its assessment of the collectability of individual customer accounts. The adequacy of these allowances is regularly reviewed by considering historical experience, credit quality, age of the receivable, historical default rates and external factors such as existing economic conditions that may affect a customers’ ability to pay. As of September 30, 2014 and December 31, 2013 and 2012, the Company estimated an allowance for uncollectible accounts of $35,770, $35,770 and $47,000, respectively.

Inventory

Inventories include raw materials and finished goods. All items are carried at the lower of cost or net realizable value. The cost of inventories is calculated on a weighted average cost basis. This includes direct labor and expenditures incurred in acquiring and manufacturing raw materials into finished goods. The Company records a provision for inventory reserves. The balance at September 30, 2014 and December 31, 2013 and 2012 was $4,000, $4,000, and $-0-, respectively.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment charges. Depreciation is computed on a straight-line basis over the estimated useful lives of five to seven years. Expenditures for routine maintenance and repairs are charged to expense as incurred.

The estimated useful lives for the current and comparative periods are as follows:

Furniture and fixtures	- Straight line basis over a 5 year period
Machinery and equipment	- Straight line basis over a 7-10 year period
Office equipment	- Straight line basis over a 5 year period
Vehicles	- Straight line basis over a 7 year period
Leasehold Improvements	- Straight line basis over the term of the lease

Revenue Recognition

Revenue from the sale of products and services is recognized when the product ships to the customer or when the service has been completed and the significant risks and rewards of ownership have passed. This occurs when persuasive evidence of an arrangement exists, title and insurance risk passes to the buyer, collection is reasonably assured and the price is reasonably determinable.

Unearned Revenue

Deposits received from customers for future services are recorded as deferred revenue.

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Fair Value of Financial Instruments

The fair values of short-term financial assets and liabilities, including cash, accounts receivable, accounts payable, accrued liabilities, and loans-related party, as presented in the consolidated balance sheet approximate their carrying amounts due to the short period to maturity of these financial instruments.

Income Tax

We account for income taxes under the asset and liability approach for financial reporting for income taxes. Deferred taxes are provided for temporary differences between the carrying values of assets and liabilities for financial reporting and tax purposes at the enacted rates at which these differences are expected to reverse. The Company files a federal income tax return and separate state return in the State of Arizona.

The Company has not been audited by the Internal Revenue Service or Arizona Department of Revenue in connection with income taxes. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company does not have any accrued interest or penalties associated with any unrecognized tax benefits. The Company’s income tax returns for 2011, 2012, and 2013 are subject to possible federal and state examination.

Loss per Share

The basic loss per share is computed by dividing the net loss attributable to common shareholder by the weighted average number of common shares outstanding during the period. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations.

Nature of Operations

Enssolutions Inc., a Delaware corporation, delivers environmentally friendly solutions for dust/erosion control and soil stabilization to industries throughout the United States. The address of the Company’s registered office is 3317 S. Higley Road, Suite 114-159, Gilbert, AZ 85297. The Company principally manufactures, distributes and applies proprietary pitch emulsion from its facility in Glendale, Arizona. We service the needs of various industrial and government entities. We sell our liquid emulsion in bulk to the end user or offer the product as part of an application service to mitigate dust and as part of an overall erosion control plan. The pine rosin emulsion has no harmful environmental effects on the treated surface, is non-leaching and if maintained by the end user, may offer a stabilized surface for a long period of time.

Results of Operations for Fiscal 2013 Compared To Fiscal 2012

Revenue

For the fiscal year ended December 31, 2013, or Fiscal 2013, we had revenue of $424,996 as compared to revenue of $336,755 for fiscal year ended December 31, 2013 or Fiscal 2012. Revenue during Fiscal 2013 and 2012 consisted of sales of our dust and erosion control product to clients in the mining, construction and other industrial industries. We principally attribute the increase in our revenue of $88,241 or 26.2% to the increased use of our product by our mine clients for the sealing of stockpiles and road surface dust control.

Cost of Sales

For Fiscal 2013, our costs of sales were $239,736 as compared to $178,942 for Fiscal 2012. The change is consistent with the respective revenue from product sales. As a percentage of revenue our cost of sales for Fiscal 2013 was 56.4% as compared to 53.1% in Fiscal 2012. We principally attribute the 3.3% increase in cost of sales directly to the costs of our raw materials to produce our finished pine rosin emulsion and to a lesser extent the cost of transporting our raw materials to our operating mill in Glendale, AZ. As a matter of additional background, our cost of sales includes all direct material costs, direct labor and associated depreciation costs associated with the production of our finished good. We expect that our cost of sales will follow a similar trend as our revenues in Fiscal 2014.

Other Production and Application

Our other production and application expenses were $274,014 for Fiscal 2013 as compared to $314,535 in Fiscal 2012. Other production and application expenses include indirect labor and indirect costs associated with maintaining our production operation in Glendale, Arizona. The decrease of $40,521 or 12.9% in other production and application expenses for Fiscal 2013 is directly attributable to the reduction of one production and application full time employee during the 2013 operating cycle.

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Selling and Marketing

Our selling and marketing expenses were $366,640 in Fiscal 2013 as compared to $209,638 in Fiscal 2012. This substantial increase of $157,002 or 74.8% was greater than the increase in revenue as a result of adding one additional direct sales person to cover new markets outside of the southwestern portion of the United States. As new markets are developed in various regions throughout the United States, we likely will add direct sales persons to cover these geographic regions.

General and Administrative Expenses

General and administrative expenses were $309,562 for Fiscal 2013 as compared to $262,565 for Fiscal 2012. This increase of $46,997 or 17.9% is principally attributed to increased legal fees, $31,125, associated with corporate matters and the drafting of an employment agreement for our executive officer, which was never completed. In addition, to a lesser extent, we incurred double digit percentage increases in the cost of providing our employees benefits of $40,893 in Fiscal 2013.

Interest and Other Gains (Losses)

Historically we have financed our operation and equipment with a related party which resulted in interest expense associated with our borrowings. In addition, we factor, or sell our accounts receivables generated by the revenue recorded from our mining clients, as the average days to pay exceeds 45 days. Our interest expense decreased by $10,010, or 55.5% as the result of disposing of unutilized equipment and the subsequent elimination of the debt with a related party. Other gains in Fiscal 2012 resulted from the settlement of outstanding liabilities associated with our operations.

Net Loss

For Fiscal 2013 our net loss was $832,392 as compared to $686,593 for the Fiscal 2012. The increase in the net loss was primarily the result of the significant increase in selling and marketing expenses. The Company continues to focus on creating greater awareness of the Company’s product as many industries are not aware of its efficiency and availability. Net loss per common share was $0.08 for Fiscal 2013 as compared to a net loss per common share of $0.07 for Fiscal 2012. The weighted average number of shares outstanding was 10,000,000 for both fiscal years.

Results of Operations for the Nine Month Periods Ended September 30, 2014 and September 30, 2013

Revenue

For the nine months ended September 30, 2014, we had revenue of $344,861 as compared to revenue of $302,691 for the nine months ended September 30, 2012. We principally attribute the increase in our revenue of $42,170 or 12.2% to the increased use of our product by our renewable energy clients for erosion control and from our construction client base for road surface dust control. As a matter of additional background, with the continued drought in the southwestern portion of the United States, construction clients have noticed an increase in the rates for water typically used for dust control and the restrictions certain counties impose on water usage and have opted to utilize our pine rosin emulsion as an alternate to water.

Cost of Sales

For the nine months ended September 30 2014, our costs of sales were $192,817 as compared to $182,473 for the nine months ended September 30 2013. The change is consistent with the respective revenue from product sales. As a percentage of revenue our cost of sales for the 2014 period was 55.9% as compared to 60.3% in 2013 period. We principally attribute the 4.4% decrease as a result of reduction in shipping and related items to deliver product to our clients. As a matter of additional background, our cost of sales includes all direct material costs, direct labor and associated depreciation costs associated with the production of our finished good. We expect that our cost of sales will follow the same trend as our revenues for the remainder of Fiscal 2014.

Other Production and Application

Our other production and application expenses were $223,051 for the 2014 period as compared to $198,911 in the previous 2013 period. Other production and application expenses include indirect labor and indirect costs associated with maintaining our production operation in Glendale, Arizona. The increase of $24,140 or 12.1% in other production and application expenses for the 2014 period is directly attributable to the increased application supplies and equipment rental associated with our application process. As a matter of additional background, we incurred $15,066 in fleet repairs that did not extend the life of our fleet, but simply kept our aging fleet operable.

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Selling and Marketing

Our selling and marketing expenses were $193,586 for the nine months ended September 30, 2014 as compared to $260,628 in the previous 2013 period. This decrease of $67,042 or 25.7% was greater than the increase in revenue as the result of eliminating one additional direct sales person. Our decrease in expense was partially offset by an increase in commissions to our remaining sales person based on the increase in sales.

General and Administrative Expenses

Our general and administrative expenses were $210,973 for the nine months ended September 30, 2014 as compared to $232,371 for 2013 period. This decrease of $21,398 or 9.2% is principally attributed to decreased corporate insurance costs associated with our product liability and general corporate insurance. To a lesser extent, we incurred lower consulting expenses associated with our sales and marketing planning.

Interest and Other Gains (Losses)

Historically we have financed our operations and equipment with a related party which resulted in interest expense associated with our borrowings. In addition, we factor or sell our accounts receivables generated by the revenue recorded from our mining clients as the average days to pay exceeds 45 days. Our interest expense increased $14,261 or 321% as the result of additional borrowings from a related party to finance our operations.

Net Loss

For the nine months ended September 30 2014, our net loss was $550,069 as compared to $649,670 for the 2013 period. The decrease in the net loss for the current period of 15.4%, as compared to the previous year, was primarily the result of the decrease in selling and marketing expenses directly related to the elimination of one sales person. To a lesser extent, we obtained lower general liability insurance premiums for the nine months ended September 30, 2014 as compared to the same period in 2013. We continue to focus on creating greater awareness of our product as many industries are not familiar with its efficiency and availability. Net loss per common share was $.05 for nine months ended September 30, 2014 and $0.06 for the 2013 period. The weighted average number of shares outstanding was 10,000,000 for both nine month periods. Until December 1, 2014, the Company only issued 1,000,000 outstanding shares. The 10,000,000 shares of common stock outstanding as of December 1, 2014, reflect the issuance of an additional 9,000,000 shares as of December 1, 2014.

Historical Financing

Our financing has been raised solely from our sole shareholder and director David C. Lincoln or his affiliates. Mr. Lincoln has invested approximately $3.8 million in the Company. Presently, the Company has a line of credit outstanding of $500,000 and a non-interest bearing note of $10,000, each extended by David C. Lincoln.

Liquidity and Capital Resources Considerations

As of February 28, 2015, we had approximately $93,650 in available cash. We anticipate the need to purchase a new mill in order to carry out our business in fiscal 2015 at a purchase price of approximately $150,000.

We believe our line of credit for $500,000 with David C. Lincoln could provide us with a sufficient amount of working capital for the next 12 months and had drawn only approximately $86,000 as of December 31, 2014 and $208,000 as of February 28, 2015. The revolving line of credit pays an annual interest rate per month of the Merrill Lynch variable margin rate charged to Mr. Lincoln plus 4% (presently 5.45%). The revolving line of credit may be cancelled at any time and expires on October 1, 2016. As of February 28, 2015, $208,000 was outstanding under the revolving line of credit. The $10,000 note is due December 1, 2016 and pays no interest.

As of December 1, 2014, Mr. Lincoln was issued 9,000,000 shares of common stock in exchange for the conversion of approximately $1.2 million of debt owed by ESSO AZ, a wholly owned subsidiary of the Company.

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Our growth plans for the remainder of 2015 include the following;

•	Increase our direct sales efforts in the Southwest U.S. markets building awareness of our product’s benefits as an alternative to water and chemical alternatives;

•	Continue our growth plan through strategic acquisitions starting with ESSO CAN;

•	Develop our sales and marketing plan for the northeastern portion of the U.S.;

•	Continue to add and develop new products to our current offering for our client base with a polymer product we now offer, including but not limited to process dust control; and

•	Identify strategic marketing programs and/or partnerships that will also expand our offerings as a solution provider to our client base.

Ultimately, if we are unable to generate substantial cash flows from sales of our products, we may not be able to remain operational.

Item 3: Properties

The Company currently leases on a month to month basis approximately 2,200 square feet of space at 5610 W. Maryland Ave., Glendale, AZ 85301. The Company currently pays $5,377 per month with no annual increases. The Company is not affiliated with VRL Properties, the lessor. Additional office space will be needed as additional employees are hired and is expected to be available at the Company's present location. The Company's management believes that all facilities occupied by the Company are adequate for present requirements, and that the Company's current equipment is in good condition and is suitable for the operations involved.

Item 4: Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth information relating to the beneficial ownership of Company common stock by those persons beneficially holding more than 5% of the Company capital stock, by the Company’s directors and executive officers, and by all the Company's officers and directors as a group, as of March 1, 2015. As of March 1, 2015, the Company had ten million shares of common stock outstanding.

COMMON STOCK SHARE OWNERSHIP AS OF MARCH 1, 2015
Name and Address of Beneficial Owner(1)	Amount of Common Shares Owned	Options or Warrants Exercisable Within 60 Days	Total Shares Beneficially Owned	Percent of Common Shares Owned(2)
David C. Lincoln	10,000,000	0	10,000,000	100%
Darren Dierich	0	0	0	-
Amber Ocheltree	0	0	0	-
All Officer and Directors as a group (3 persons)	10,000,000	0	10,000,000	100%

(1)	The address for each of these individuals is c/o Enssolutions, Inc., 3317 S. Higley Road, STE 114-159, Gilbert, AZ 85297.

(2)           Percentage ownership is based on 10,000,000 shares of Common Stock outstanding on March 1, 2015. Shares of Common Stock subject to stock options or warrants which are currently exercisable or will become exercisable within 60 days after March 1, 2015 are deemed outstanding for computing the percentage ownership of the person or group holding such options, but are not deemed outstanding for computing the percentage ownership of any other person or group.

Item 5: Directors and Executive Officers

The name, age, position, term and periods served of the Company’s present officers and directors are set forth in the following table:

Name	Age	Position	Term*	Period
David C. Lincoln	89	Director	Annual	March 2013 to Present
Darren Dierich	46	CEO		March 2013 to Present
Amber Ocheltree	38	CFO		March 2013 to Present

*Directors only

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All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to electing directors. The Board of Directors appoints the officers and each executive officer serves at the discretion of the Board of Directors. The Company does not have any standing committees at this time, and due to its small size does not believe that committees are necessary at this time. As of the date of this filing the Company's entire Board fulfills the duties of an audit committee.

There is no family relationship between any of our executive officers and directors.

David C. Lincoln received his Bachelor of Science in Engineering from the California Institute of Technology, and Masters of Science in Electrical Engineering from the California Institute of Technology. Mr. Lincoln has served as director of the Company since inception in March 2013. He also serves as a director of Enssolutions Group, Inc., Enssolutions Corp and Enssolutions Ltd. Mr. Lincoln also has honorary doctorate degrees from Soochow University, Arizona State University, Thunderbird School of Global Management and Claremont School of Theology. Mr. Lincoln’s early career included working in aerospace engineering, and subsequent years involved in a number of entrepreneurial companies including mining, high technology, light manufacturing, and real estate. He was the President of the Bagdad Copper Corporation from 1959 to 1973, and Founder and Chairman of the Lincoln Laser Company from 1974 to the present. Mr. Lincoln has served on many public boards including: Lincoln Electric Company from 1958-2003, Cyprus Mines Company from 1973-1979, Hoover Ball and Bearing Company and Bagdad Copper Corporation from 1959-1973. He currently serves as a director of Cathay Pigments Holdings Ltd., John C. Lincoln Health Foundation, Lincoln Institute of Land Policy, International Center for Land Policy, Study and Training, Natural Stone Manufacturing, Ethic E-Games LLC and Claremont Lincoln University. Mr. Lincoln has been involved in a wide variety of civic activities in the past and present, including: Founding Chairman and Director - Lincoln Institute of Land Policy, Director-International Center for Land Policy Studies and Training, Director - John C. Lincoln Hospital Foundation, Director - Thunderbird School of Global Management Trustee - Claremont School of Theology, Chairman and Director - Lincoln Center for Applied Ethics - Arizona State University, Director and Chairman - Claremont Lincoln University. Mr. Lincoln has also received the following awards - Order of the Brilliant Star with Special Cravat from the Republic of China, Order of the Brilliant Star with Violet Grand Cordon from the Republic of China and the Distinguished Citizens Award from Arizona State University. Mr. Lincoln’s depth of experience in multiple industry sectors and knowledge of public companies makes him a reliable addition to the Board.

Darren R. Dierich received his Bachelor of Arts in Accounting from Western Washington University. Mr. Dierich joined Enssolutions Group, Inc. in March of 2010 as Corporate Controller for the holding company and its two subsidiaries, Enssolutions Corporation and Enssolutions Ltd., and was promoted to Chief Financial Officer of all three entities in 2012 and to President and Chief Executive Officer in July 2014. Effective February 27, 2015, he resigned as CEO of Enssolutions Group, Inc. Prior to joining Enssolutions, Mr. Dierich worked as a Chief Financial Officer for an equipment company, Red Mountain Machinery Company (“RMM”), from April of 2007 until June 2009. From March of 2004 until November 2006 Mr. Dierich was the Chief Financial Officer of a public financial services firm. On September 21, 2012, Mr. Dierich was fully exonerated by the U.S. Bankruptcy Court for the District of Arizona from claims that he had breached his fiduciary duty to RMM, fraudulently concealed information from the owners, and intentionally interfered with business expectations and with a contract. However, he was required to disgorge the salary paid to him from January 2009 to June 2009 when he resigned as an employee, as the Court found a breach of the duty of loyalty during his service solely in 2009. Mr. Dierich is a member of the AICPA and performs various charity activities for homeless animals.

Amber Ocheltree has one class remaining to complete her Bachelor of Science in Accounting from Western International University in Tempe, Arizona. She joined Enssolutions Corporation in April 2010 as an accountant and was elected to Chief Financial Officer of Enssolutions Corporation, Enssolutions Group, Inc., Enssolutions Ltd., in July, 2014. Ms. Ocheltree has over 15 years of financial experience. Prior to joining Enssolutions, Ms. Ocheltree spent from 2007-2010 as a Staff Accountant with a business process outsourcing company. Ms. Ocheltree also spent time working as a Financial Specialist at a financial service company from 2004 to 2007. Ms. Ocheltree was a party to a Chapter 7 bankruptcy proceeding that was discharged in June of 2010. On August 14, 2009, RMM and its owners brought claims against Ms. Ocheltree for breach of fiduciary duty, aiding and abetting that breach of fiduciary duty, intentional and/or negligent misrepresentation and breach of implied consent of good faith and fair dealing. Ms. Ocheltree was later dropped from this case with none of these allegations resulting in any judgment or penalties.

Item 6: Executive Compensation

Overview of Compensation Program

We currently have not appointed members to serve on the Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors ensures that the total compensation paid to the executives is fair, reasonable, and competitive.

17

Compensation Philosophy and Objectives

The Board of Directors believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company and that aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. As a result of the size of the Company, the Board evaluates both performance and compensation on an informal basis. Upon hiring additional executives, the Board intends to establish a Compensation Committee to evaluate both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly-situated executives of peer companies. To that end, the Board believes executive compensation packages provided by the Company to its executives, including the named executive officers should include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers In Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and directors of the Company. Decisions regarding the non-equity compensation of other employees of the Company are made by management.

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2013 and 2012, certain information regarding the compensation earned by the Company's named executive officers. No other executive officer received an annual salary and bonus for fiscal year 2013 or 2012 in excess of $100,000 with respect to services rendered by any of such persons to the Company and its subsidiaries.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensa-tion ($)	Total ($)
Darren	2013	100,000	0	0	0	0	0	0	100,000
Dierich, CEO	2012	100,000	0	0	0	0	0	0	100,000
Amber	2013	80,000	0	0	0	0	0	0	80,000
Ocheltree, CFO	2012	53,031	0	0	0	0	0	0	53,031

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

None.

Director Compensation

The Company does not pay any cash or other compensation to its director for attendance at board meetings.

Employment Agreements

The Company has not entered into employment agreements with any of its executive officers.

18

Item 7: Certain Relationships And Related Transactions And Director Independence

Director Independence

We currently have no independent directors, as the term “independent” is defined in Section 803A of the NYSE MKT LLC Company Guide. Since the OTCQB does not have rules regarding director independence, the Board makes its determination as to director independence based on the definition of “independence” as defined under the rules of the NYSE MKT, which the Company is not subject to.

Related Party Transactions

The Company has three term notes with Mr. Lincoln or his beneficiaries which is secured by equipment and have variable interest rates based on the Merrill Lynch margin rate plus 4% (5.45%) on the outstanding loan balance. The term notes are payable in monthly installments totaling $5,103, with maturity dates of April and May 2011. During 2013, the Company retired $13,734 of its principal amount on the term loans. Term note balance in the amount of $10,548, was repaid in December 2014.

We have a revolving line of credit in the amount of $500,000 with our sole shareholder and director David Lincoln and an outstanding note of approximately $10,000. The revolving line of credit pays an annual interest rate per month of the Merrill Lynch variable margin rate charged to Mr. Lincoln plus 4%. The revolving line of credit may be cancelled at any time and expires on October 1, 2016. As of February 28, 2015, $208,000 was outstanding under the revolving line of credit. The $10,000 note is due December 1, 2016 and pays no interest.

As of December 1, 2014, Mr. Lincoln was issued 9,000,000 shares of common stock in exchange for the conversion of approximately $1.2 million of debt owed by ESSO AZ, a wholly owned subsidiary of the Company.

As of December 1, 2014, in connection with the purchase of ESSO AZ by the Company, Mr. Lincoln exchanged indebtedness of approximately $1.2 million and converted the following outstanding notes to equity:

•	Promissory note dated May 22, 2012 in the amount of $151,000 bearing an interest rate of 3% per annum and due June 30, 2016.

•	Promissory note dated March 11, 2014 in the amount of $250,000 bearing an interest rate of 2% per annum and due September 22, 2016

•	Promissory note dated March 28, 2016 in the amount of $250,000 bearing an interest rate of 2% per annum and due September 28, 2016

•	Promissory note dated May 9, 2014 in the amount of $575,000 bearing an interest rate of 2% per annum and due September 28, 2016.

In addition, Mr. Lincoln had a line of credit originally for $1 million which was amended to $1.2 million as of September 30, 2010. This line of credit had an interest rate between 1.75% and 4.5% over the Merrill Lynch interest rate on margin loans depending on the borrowings. Although the line of credit was for $1.2 million, Mr. Lincoln actually extended $1,729,852 under the line of credit. Effective March 3, 2012, this obligation was assigned to ESSO CAN which in turn converted it into equity in exchange for shares of common stock issued to David Lincoln. Mr. Lincoln’s affiliate, VIKA, LLC, also had a note in the amount of $73,713 which was repaid in full as of February 15, 2015.

Item 8: Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not presently a party to any material litigation, nor to the knowledge of management is any litigation threatened against us, which may materially affect us.

Item 9: Market Price Of And Dividends On The Registrant's Common Equity And Related Stockholder Matters

Market Information

We intend to file for inclusion of our common stock on the Over-the-Counter Bulletin Board QB marketplace; however, there can be no assurance that FINRA will approve the inclusion of the common stock.

19

Inclusion on the OTCQB permits price quotations for shares to be published by that service. Although the Company intends to submit an application to a market maker for the OTCQB, it is not anticipated for shares to immediately be traded in the public market. Also, secondary trading of shares may be subject to certain state imposed restrictions. Except for the application, we may submit to a market maker for the OTCQB, there are no plans, proposals, arrangements, or understandings with any person concerning the development of a trading market in any of our securities. There can be no assurance that the Company’s shares will be accepted for trading on the OTCQB or any other recognized trading market. Also, there can be no assurance that a public trading market will develop in the future or, if such a market does develop, that it can be sustained.

Without an active public trading market, a stockholder may not be able to liquidate its shares. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to the actual financial condition of the Company or results of operations. Factors discussed in this filing, including the many risks associated with an investment in our securities, may have a significant impact on the market price of the common stock.

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, there are no plans to register our securities in any particular state.

There is no public trading market for the Company's common stock. The Company's Certificate of Incorporation provides that the Company has the authority to issue 50,000,000 shares of common stock, par value of $0.0001 per share. As of March 1, 2015 there was one holder of record of the Company's common stock and the Company had 10,000,000 common shares issued and outstanding. Of these shares all are restricted issued subject to Rule 144 and may not be sold and/or transferred without further registration under the Act or pursuant to an applicable exemption. The Company has no agreement in place to register any of its shares with the Securities and Exchange Commission. No dividends have been declared on the Company’s stock, nor does the Company foresee any dividends being declared in the near future.

Equity Compensation Plans

None

Item 10: Recent Sales Of Unregistered Securities

Enssolutions has made the following unregistered sales of its securities in the past three years: 1,000,000 shares sold to David Lincoln in exchange for $100 as of March 1, 2013, pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Nine Million (9,000,000) shares sold to David Lincoln in exchange for debt conversion of approximately $1.2 million incurred by ESSO AZ on December 1, 2014, also pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 11: Description Of Registrant’s Securities To Be Registered

Common Stock

At any meeting of the shareholders, every shareholder of common stock is entitled to vote and may vote in person or by proxy authorized by an instrument in writing filed in accordance with the procedure established for the meeting.

Each shareholder shall have one vote for every share of stock entitled to vote, which is registered in its name on the record date for the meeting, except as otherwise required by law or the Articles of Incorporation.

All elections of directors shall be determined by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. Except as otherwise required by law or the Certificate of Incorporation, all matters other than the election of directors shall be determined by the affirmative vote of the holders of a majority of the shares entitled to vote on that matter and represented in person or by proxy at a meeting of shareholders at which a quorum is present.

The Company’s Certificate does not provide for cumulative voting or preemptive rights.

Item 12: Indemnification of Directors and Officers

Our Certificate of Incorporation and bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by Delaware law.

20

Limitation of Liability of Directors

Pursuant to the Delaware General Corporation Law, our Certificate of Incorporation excludes personal liability for our directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director’s liability under federal or applicable state securities laws. We have agreed to indemnify our directors against expenses, judgments, and amounts paid in settlement in connection with any claim against a director if he acted in good faith and in a manner he believed to be in our best interests.

Item 13: Financial Statements and Supplementary Data.

Our financial statements, notes thereto and the related independent registered public accounting firm’s report are set forth following the signature page to this registration statement beginning on page F-1 and are incorporated herein by reference.

Item 14: Changes In and Disagreements With Accountants On Accounting And Financial Disclosure.

None

Item 15: Financial Statements and Exhibits.

A	Financial Statements:

The financial statements beginning on page F-1 are filed as part of this report.

21

B. Index to Exhibits

3.1	Articles of Incorporation dated March 1, 2013
3.4	Bylaws dated March 1, 2013
10.1	Umbrella Supply Agreement by and between Rio Tinto Services, Inc. and Enssolutions Corporation, dated as of October 20, 2009
10.2	$151,000 Revolving Line of Credit Note of Enssolutions Corporation, dated May 22, 2012
10.3	$250,000 Promissory Note of Enssolutions Corporation, dated March 11, 2014
10.4	$250,000 Promissory Note of Enssolutions Corporation, dated March 28, 2014
10.5	$575,000 Promissory Note of Enssolutions Corporation, dated May 9, 2014
10.6	Services Agreement by and between Cyprus Tohono Corporation and Ensso Corporation, dated as of August 1, 2014
10.7	$500,000 Revolving Line of Credit Agreement by and between David C. Lincoln and Enssolutions, Inc., dated October 1, 2014
10.8	Stock Purchase Agreement by and among Enssolutions Ltd., Enssolutions Corporation, Enssolutions, Inc. and David C. Lincoln, dated December 1, 2014
21.1	Subsidiaries of the Registrant
23.1	Consent of Farber Hass Hurley LLP

*All exhibits are filed with this Registration Statement.

22

Signatures

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Enssolutions, Inc.

(Registrant)

By:	/s/ Darren R. Dierich

Title: CEO

Date: March 11, 2015

23

Financial Statements of

ENSSOLUTIONS INC

For the years ended December 31, 2013 and 2012

F-1

To the Board of Directors and Shareholder of

Enssolutions, Inc.

Gilbert, Arizona

We have audited the accompanying consolidated balance sheets of Enssolutions, Inc. (the “Company”), as of December 31, 2013 and 2012, and the related consolidated statements of operations, shareholder’s equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Enssolutions, Inc., as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company has incurred significant losses from operations and its current financial resources are not considered adequate to fund its planned operations.  These conditions raise substantial doubt about its ability to continue as a going concern.  Management's plans regarding this matter are described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Farber Hass Hurley LLP

Camarillo, California

March 11, 2015

F-2

ENSSOLUTIONS, INC.

Consolidated Balance Sheets

As of December 31,

	2013	2012

ASSETS
Current assets
Cash	$93,750	$418,596
Factoring receivables, net	202	16,665
Trade and other receivables, net	49,636	56,108
Deposits and prepaid expenses	12,391	37,376
Inventory,net	22,404	5,300
Total current assets	178,383	534,045

Non-current assets
Property and equipment, net	131,401	196,162
Total assets	$309,784	$730,207

LIABILITIES
Current liabilities
Trade payables and accrued liabilities	$227,229	$204,599
Unearned revenue	-	8,204
Loans payable-related party	20,548	20,548
Deferred tax liabilities	4,597	14,795
Total current liabilities	252,374	248,146

Non-current liabilities
Deferred tax liabilities	53,048	66,656
Total non-current liabilities	53,048	66,656
Total liabilities	305,422	314,802

SHAREHOLDER'S EQUITY
Common stock, 50,000,000 authorized and 10,000,000 issued, $0.0001 par value	1,000	1,000
Additional paid-in capital	7,198,004	6,776,654
Accumulated deficit	(7,194,641)	(6,362,249)
Total shareholder's equity	4,363	415,405
Total liabilities and shareholder's equity	$309,784	$730,207

See accompanying notes to consolidated financial statements

F-3

ENSSOLUTIONS, INC.

Consolidated Statements of Operations

For The Years Ended December 31,

	2013	2012

Revenue	$424,996	$336,755
Cost of sales	239,736	178,942
Gross profit	185,260	157,813

Operating Expenses
Other production and application	274,014	314,535
Selling and marketing	366,640	209,638
General and administrative	309,562	262,565
Depreciation and amortization	82,473	115,518
Loss from continuing operations	(847,429)	(744,443)

Other income (expense)
Interest expense	(7,994)	(18,004)
Gain on debt extinguishment	-	42,956
Gain on asset sale	-	6,290
Foreign exchange gain (loss)	(775)	2,046
Loss before income tax	(856,198)	(711,155)
Income tax benefit	23,806	24,562
Net loss for the year	$(832,392)	$(686,593)

Net loss per common share basic and diluted	$(0.08)	$(0.07)

Weighted average common shares outstanding	10,000,000	10,000,000

See accompanying notes to consolidated financial statements

F-4

ENSSOLUTIONS, INC.

Consolidated Statements of Cash Flows

For the years ended December 31,

	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(832,392)	$(686,593)

Items not affecting cash
Depreciation and amortization	82,473	115,518
Inventory reserve	4,000	-
Gain on asset sale	-	(6,290)
Gain on debt extinguishment	-	(42,956)
Other non-cash	7	1,913
Net change in non-cash operating items
Change in receivables	(65,353)	(90,551)
Change in inventory	(21,104)	110,379
Change in prepaid expenses and other assets	24,985	(15,242)
Change in accounts payable and accrued liabilities	22,629	(246,502)
Change in deferred tax assets/liabilities	(23,806)	(24,562)
Change in deferred revenue	(8,204)	579

CASH (USED) IN OPERATING ACTIVITIES	(816,764)	(884,306)

CASH FLOWS FROM INVESTING ACTIVITIES
Sale of property, plant and equipment	-	8,216
Purchase of property, plant and equipment	(17,720)	(702)
CASH FLOWS (USED) BY PROVIDED IN INVESTING ACTIVITIES	(17,720)	7,514

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from factoring receivables	88,288	60,613
Contributed capital	421,350	1,035,228
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	509,638	1,095,841

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(324,846)	219,049

CASH AND CASH EQUIVALENTS

Beginning of year	418,596	199,547
End of year	$93,750	$418,596

Supplemental Cash Flow Information
Interest paid	$871	$1,819
Income taxes paid	$50	$50

See accompanying notes to consolidated financial statements

F-5

ENSSOLUTIONS INC.

Consolidated Statements of Shareholder's Equity

	COMMON STOCK
	SHARES	AMOUNT	ADDITIONAL PAID- IN CAPITAL	RETAINED DEFICIT	TOTAL

ENDING BALANCE, January 1, 2012	10,000,000	$1,000	$5,741,426	$(5,675,656)	$66,770

Conributed Capital			1,035,228		1,035,228
Net loss				(686,593)	(686,593)
ENDING BALANCE, December 31, 2012	10,000,000	1,000	6,776,654	(6,362,249)	415,405

Contributed Capital			421,350		421,350
Net loss				(832,392)	(832,392)
ENDING BALANCE, December 31, 2013	10,000,000	$1,000	$7,198,004	$(7,194,641)	$4,363

F-6

Nature of Operations and Going Concern

Nature of Operations

Enssolutions, Inc. (the “Company” or “Enssolutions”) a Delaware company, was formed in March 2013. The Company had no operations from inception to November 30, 2014. On December 1, 2014, the Company entered into a definitive purchase agreement for the acquisition of 100% of the capital stock of Enssolutions Corporation (the Arizona Company) from its parent company, Enssolutions Holding (a Canadian publicly-held company), for a total consideration of approximately of $10,000 thereby making it a wholly-owned subsidiary of Enssolutions Inc. In connection with the acquisition, the owner of the Company was issued 9.0 million shares in exchange for the forgiveness of approximately $1.2 million of debt owed by Enssolutions Corporation. The forgiveness of the debt has been retroactively reflected as a contribution of capital. Based on the related party nature of the acquisition, the transaction has been accounted for as a recapitalization transaction, similar to reverse merger accounting, with Enssolutions Corporation considered to be the accounting acquirer. Accordingly, the assets, liabilities, and retained earnings deficit were carried forward to the Company at their historical amounts. The results of operations represent those historical amounts of Enssolutions Corporation.

The Company’s operations are conducted by its wholly-owned subsidiary from its facility in Glendale, Arizona. The Company delivers environmentally friendly solutions for dust/erosion control and soil stabilization to industries throughout the United States through the production, distribution, and application of an environmentally-friendly proprietary pitch emulsion.

Going Concern

These consolidated financial statements have been prepared on the assumption that the Company will continue as a going concern, meaning it will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations. Different bases of measurement may be appropriate if the Company is not expected to continue operations for the foreseeable future. The Company has incurred significant loss of $832,392 and $686,593 in 2013 and 2012, respectively. In addition, the Company has a working capital deficit of $73,991 at December 31, 2013. The Company’s ability to continue its operations is uncertain and is dependent upon its ability to increase revenues sufficient to generate a positive cash flow and/or raise additional capital through short-term borrowing to fund its operations. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue operations in the normal course of business.

1.	Basis of Preparation

The financial statements as have been prepared in accordance with Accounting Principles Generally Accepted in the U.S. (“GAAP”) as issued by the Financial Accounting Standards Board (“FASB”).

2.	Significant Accounting Policies

Principles of consolidation

These consolidated financial statements include our consolidated balance sheets, results of operations, changes in stockholders’ equity (deficit) and cash flows. All material intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are readily apparent from other sources. The actual results experienced by the Company may differ materially from the Company’s estimates. To the extent there are material differences, future results may be affected. Estimates used in preparing these financial statements include the carrying value of the equipment, deferred income tax amounts, rates and timing of the reversal of income tax differences.

F-7

Cash and cash equivalents

For the purpose of the consolidated statement of cash flows, the Company considers all short-term investments with original maturity of three months or less to be cash equivalents.

Trade Receivables and allowance for doubtful accounts

The Company estimates an allowance for doubtful accounts based on its assessment of the collectability of individual customer accounts. The adequacy of these allowances is regularly reviewed by considering historical experience, credit quality, age of the receivable, historical default rates and external factors such as existing economic conditions that may affect a customers’ ability to pay. As of December 31, 2013 and 2012, the Company estimated an allowance for uncollectible accounts of $35,770 and $47,000, respectively.

Inventory

Inventories include raw materials and finished goods. All items are carried at the lower of cost or net realizable value. The cost of inventories is calculated on a weighted average cost basis. This includes direct labor and expenditures incurred in acquiring and manufacturing raw materials into finished goods. The Company records a provision for inventory reserves.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment charges. Depreciation is computed on a straight-line basis over the estimated useful lives of five to seven years. Expenditures for routine maintenance and repairs are charged to expense as incurred.

The estimated useful lives for the current and comparative periods are as follows:

Furniture and fixtures	-	Straight line basis over a 5 year period
Machinery and equipment	-	Straight line basis over a 7-10 year period
Office equipment	-	Straight line basis over a 5 year period
Vehicles	-	Straight line basis over a 7 year period
Leasehold Improvements	-	Straight line basis over the term of the lease

Revenue recognition

Revenue from the sale of products and services is recognized when the product ships to the customer or when the service has been completed and the significant risks and rewards of ownership have passed. This occurs when persuasive evidence of an arrangement exists, title and insurance risk passes to the buyer, collection is reasonably assured and the price is reasonably determinable.

Unearned revenue

Deposits received from customers for future services are recorded as deferred revenue.

Fair value of financial instruments

The fair values of short-term financial assets and liabilities, including cash, accounts receivable, accounts payable, and accrued liabilities, and debt including loans-related party, as presented in the balance sheet approximate their carrying amounts due to the short period to maturity of these financial instruments.

Income tax

We account for income taxes under ASC 740-10. Under this provision which requires an asset and liability approach for financial reporting for income taxes. Under ASC 740-10, deferred taxes are provided for temporary differences between the carrying values of assets and liabilities for financial reporting and tax purposes at the enacted rates at which these differences are expected to reverse. The Company files a Federal income tax return and separate state return in the State of Arizona.

F-8

The Company has not been audited by the Internal Revenue Service or Arizona Department of Revenue in connection with income taxes. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company does not have any accrued interest or penalties associated with any unrecognized tax benefits. The Company’s income tax returns for 2011, 2012, and 2013 are subject to possible federal and state examination.

Loss per share

The basic loss per share is computed by dividing the net loss attributable to common shareholder by the weighted average number of common shares outstanding during the period. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations.

Recent accounting pronouncements

In May 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606). This guidance supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific guidance throughout the topic. The guidance requires an entity to recognize revenue that depicts the transfer of promised goods or services to customers in an amount that reflects the considerations to which the company expects to be entitled in exchange for those goods or services. The standard is effective for public entities for fiscal years and interim periods beginning December 15, 2016. The Company is currently in the process of evaluating the impact that this guidance will have on its consolidated financial statements.

In June 2014, FASB issued Accounting Standards Update (ASU) No. 2014-12 Compensation - Stock Compensation (Topic 718), Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period.  A performance target in a share-based payment that affects vesting and that could be achieved after the requisite service period should be accounted for as a performance condition under Accounting Standards Codification (ASC) 718, Compensation - Stock Compensation. As a result, the target is not reflected in the estimation of the award’s grant date fair value. Compensation cost would be recognized over the required service period, if it is probable that the performance condition will be achieved.  The guidance is effective for annual periods beginning after December 15, 2015 and interim periods within those annual periods. Early adoption is permitted. The Company is currently in the process of evaluating the impact that this guidance will have on its consolidated financial statements.

In August 2014, FASB issued Accounting Standards Update (ASU) No. 2014-15 Preparation of Financial Statements - Going Concern (Subtopic 205-40), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.    Under generally accepted accounting principles (GAAP), continuation of a reporting entity as a going concern is presumed as the basis for preparing financial statements unless and until the entity’s liquidation becomes imminent. Preparation of financial statements under this presumption is commonly referred to as the going concern basis of accounting. If and when an entity’s liquidation becomes imminent, financial statements should be prepared under the liquidation basis of accounting in accordance with Subtopic 205-30, Presentation of Financial Statements-Liquidation Basis of Accounting. Even when an entity’s liquidation is not imminent, there may be conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern. In those situations, financial statements should continue to be prepared under the going concern basis of accounting, but the amendments in this Update should be followed to determine whether to disclose information about the relevant conditions and events.  The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted.  The Company is currently in the process of evaluating the impact that this amended guidance will have on its consolidated financial statements.

3.	Factoring Receivables

During the second quarter of 2012, as part of its working capital management, the Company entered into a factoring agreement (the “Factoring Agreement”) in the amount of $2,500,000 in which the Company can sell on a nonrecourse basis, certain receivables that have been credit approved by the factor. Under the terms of the agreement the factor may require the Company to repurchase trade account receivables on demand for debtor disputes, insolvency, late payments, and Company warranty breaches. The term of the Factoring Agreement is one year and will automatically renew for successive one year periods unless proper notice of termination is given.

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The Factoring Agreement provides for the Company to receive advances against the purchase price of its receivables at the rate of 80% of the fair value of the customer invoice outstanding at any time less; receivables that are in dispute, receivables that are not credit approved within the terms of the Factoring Agreement, and any fees or estimated fees related to the Factoring Agreement. The fees associated with any sold receivable are as follows: The daily rate fee is 0.30% and the discount fee is 1.00%. The funds usage rate is equal to Prime plus 2.00%, not less than 6.0%.

The total amount of trade receivables purchases was $77,900 and $112,781 for the years ended December 31, 2013 and 2012, respectively. The fees and interest incurred on the sale of these receivables was $2,517 and $4,377 for the years ended December 31, 2013 and 2012, respectively. The outstanding receivable related to the Factoring Agreement was approximately $202 and $16,665 at December 31, 2013 and 2012, respectively.

The outstanding liability related to the Factoring Agreement was $0 and $0 as of December 31, 2013 and 2012, respectively.

The Company accounted for the sale of the receivables under the Factoring Agreement as secured borrowing in accordance with the authoritative guidance for accounting for transfers and servicing of final assets and extinguishments of liabilities.

4.	Inventory

The Company’s inventory consisted of the following at December 31,

	2013	2012

Raw Materials	$21,235	$2,306
Finished Goods	5,169	2,994
Reserve	(4,000)	-
	$22,404	$5,300

The Company records an inventory reserve for the anticipated loss associated with slow moving, unsalable, or damaged inventory. An inventory reserve in the amount of $4,000 has been recorded at December 31, 2013. The Company did not record an inventory reserve for 2012.

5.	Property, Plant and Equipment

	2013	2012

Machinery and equipment	$851,159	$835,761
Furniture and fixtures	29,024	26,710
Leasehold improvements	39,023	39,023
Property and equipment	919,206	901,494
Less accumulated depreciation	(787,805)	(705,332)
Property and equipment, net	$131,401	$196,162

Depreciation expense for the years ended December 31, 2013 and 2012 was $82,473 and $115,518, respectively.

6.	Extinguishment of Debt

The Company negotiated discounted settlements with certain vendors in December of 2012. The discounted settlements resulted in a net gain from forgiveness of debt in the amount of $42,956 for the year ended December 31, 2012. The debt extinguishment gains are included in other income in the consolidated statements of operations.

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7.	Provision for Income Tax

The provision (benefit) for income taxes consisted of the following as of December 31:

Deferred
Federal	$(23,806)	$(24,562)
State	-	-
Total Deferred	$(23,806)	$(24,562)

The reconciliation of the federal statutory income tax rate of 34% to the Company’s effective income tax rate is as follows:

	2013	2012
Tax statutory rate	34.0%	34.0%
State income taxes, net of federal benefit	4.5%	4.5%
Non-deductible/non-taxable items	(0.1)%	(0.2)%
Change in valuation reserve	(41.3)%	(41.7)%
Effective income tax rate	(2.7)%	(3.0)%

Significant components of the Company’s deferred tax assets and liabilities as of December 31,

	2013	2012
Deferred tax assets:
Net operating loss carry forward	$2,703,818	$2,445,586
Reserves	16,329	19,185
Less valuation allowance	(2,720,057)	(2,464,772)

Net deferred tax assets	$-	$-

Deferred tax liabilities
Depreciable and Amortizable assets	57,646	81,452

Net deferred tax liabilties	$57,646	$81,452

A valuation allowance has been recognized to offset the net deferred tax assets as the realization of such assets is uncertain as of December 31, 2013 and 2012. The change in valuation allowance was an increase of approximately $255,285 and $194,224 for the years ended December 31, 2013 and 2012, respectively.

As of December 31, 2013, the Company had approximately $7,096,000 in federal net operating loss carryforwards, which begin to expire in 2026. Pursuant to Internal Revenue Code (“IRC”) Section 382, use of net operating loss and credit carryforwards may be limited if the Company experiences a cumulative change in ownership of greater than 50% in a moving three-year period. Ownership changes could impact the Company’s ability to utilize the net operating loss and credit carryforwards remaining at an ownership change date. The Company has not completed its Section 382 study.

The Company has not unrecognized tax benefits as of December 31, 2013 or 2012. The Company expects there will be no change to the amount of the unrecognized tax benefits in the next twelve months.

In the normal course of business, the Company is subject to examination by various taxing authorities. The tax years open to examination by the Internal Revenue Service are from 2011 to 2013 and the tax years open to examination for state are 2010 to 2013.

8.	Related Party Transactions

The Company has a term note with the owner of the Company which is secured by equipment and have variable interest rates based on the Merrill Lynch margin rate plus 4% (5.95%) on the outstanding loan balance. As of December 31, 2013 and 2012, the term note of $10,548 is in default.

On December 1, 2014, the Company had executed a promissory note to the owner of the Company in the amount of $10,000 that was used to purchase outstanding shares from Enssolutions Corporation. The note bears no interest and is due upon demand.

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9.	Concentrations of Risk

Concentrations of credit with respect to trade receivables exist due to the concentration of customers utilizing soil stabilizers for dust and erosion control. As of December 31, 2013, the two largest customer balances represented 92% of total accounts receivable. As of December 31, 2012, the two largest customer balances represented 83% of total accounts receivable.

The Company’s revenues are concentrated in soil stabilizers used for dust and erosion control. Competition with lower cost products, that are not environmentally friendly, can have an adverse effect on the Company’s revenues. As of December 31, 2013 and 2012, two customers represent 51% and 54% of total sales, respectively.

10.	Commitments

As of June 1, 2013, the Company’s production facility lease was on a month-to-month terms for approximately 2,200 square feet of space. The production facility is located at 5610 W. Maryland Ave., Glendale, AZ 85301. Rent expense was $64,558 and $64,230 for the years ended December 31, 2013 and 2012, respectively.

11.	Subsequent Events (unaudited)

During March and May 2014, the Company received contributed capital from its owner in the net amount of $418,362.

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Condensed Interim Financial Statements of

ENSSOLUTIONS, INC.

For the three and nine months ended September 30, 2014 and 2013

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ENSSOLUTIONS, INC.
Condensed Consolidated Balance Sheets

	September 30, 2014 (unaudited)	December 31, 2013 (audited)

ASSETS
Current assets
Cash	$19,012	$93,750
Trade and other receivables, net	31,463	49,838
Deposits and prepaid expenses	8,578	12,391
Inventory, net	65,467	22,404
Total current assets	124,520	178,383

Non-current assets
Property and equipment, net	75,671	131,401

Total assets	$200,191	$309,784

LIABILITIES
Current liabilities
Trade payables and accrued liabilities	$249,343	$227,229
Loans payable-related party	20,548	20,548
Deferred tax liabilities	4,597	4,597

Total current liabilities	274,488	252,374

Long-term liabilities
Deferred tax liabilities	53,048	53,048
Total long-term liabilities	53,048	53,048
Total liabilities	327,536	305,422

SHAREHOLDER'S EQUITY
Common stock, 50,000,000 outstanding and 10,000,000 issued, $0.0001 par value	1,000	1,000
Additional paid-in capital	7,616,365	7,198,003
Accumulated deficit	(7,744,710)	(7,194,641)
Total shareholder's equity (deficit)	(127,345)	4,362
Total liabilities and shareholder's equity	$200,191	$309,784

See accompanying notes to condensed interim financial statements

F-14

ENSSOLUTIONS, INC.
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Revenue	$47,887	$76,143	$344,861	$302,691
Cost of sales	26,090	69,514	192,817	182,473
Gross profit	21,797	6,629	152,044	120,218

Operating Expenses
Other production and application	73,787	53,516	223,051	198,911
Selling and marketing	61,799	75,489	193,586	260,628
General and administrative	76,989	104,393	210,973	232,371
Depreciation and amortization	18,577	21,878	55,731	73,771

Loss from continuing operations	(209,355)	(248,647)	(531,297)	(645,464)

Financing expense	7,076	1,364	(18,696)	(4,435)
Other gain (loss)	-	-	-	999
Foreign exchange gain (loss)	8	612	(76)	(770)

Net loss for the period	$(216,439)	$(250,623)	$(550,069)	$(649,670)

Net loss per common share basic and diluted	$(0.02)	$(0.02)	$(0.05)	$(0.06)

Weighted average number of common shares outstanding	10,000,000	10,000,000	10,000,000	10,000,000

See accompanying notes to condensed interim financial statements

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ENSSOLUTIONS INC.
Condensed Consolidated Statements of Cash Flows

	Nine months ended	Nine months ended
	September 30,	September 30,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(550,069)	$(649,670)

Items not affecting cash
Depreciation and amortization	55,731	73,771
Other non-cash income	-	(229)

Net change in non-cash operating items
Change in receivables	18,374	(30,337)
Change in inventory	(43,063)	(38,743)
Change in prepaid expenses and other assets	3,813	6,162
Change in accounts payable and accrued liabilities	22,114	60,596
Change in deferred revenue	-	(8,204)

CASH USED IN OPERATING ACTIVITIES	(493,100)	(586,654)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	-	(14,793)
CASH FLOWS USED IN INVESTING ACTIVITIES	-	(14,793)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from factored receivables	97,740	46,669
Contributed capital	418,362	339,671
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	516,102	386,340

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(74,738)	(215,107)

CASH AND CASH EQUIVALENTS

Beginning of period	93,750	418,596
End of period	$19,012	$203,489

Supplemental Cash Flow Information
Interest paid	$12,984	$3,635

See accompanying notes to condensed interim financial statements

F-16

Nature of Operations and Going Concern

Nature of Operations

Enssolutions Inc. (the “Company” or “Enssolutions”) a Delaware company, was formed in March 2013. The Company’s operations are conducted by its wholly-owned subsidiary from its facility in Glendale, Arizona. The Company delivers environmentally friendly solutions for dust/erosion control and soil stabilization to industries throughout the United States through the production, distribution, and application of an environmentally-friendly proprietary pitch emulsion.

Going Concern

These consolidated financial statements have been prepared on the assumption that the Company will continue as a going concern, meaning it will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations. Different bases of measurement may be appropriate if the Company is not expected to continue operations for the foreseeable future. The Company has incurred significant losses for the nine month period ending September 30, 2014 and the year ending December 31, 2013 of $550,069 and $832,392, respectively. In addition, the Company has a working capital deficit of approximately $150,000 at September 30, 2014. The Company’s ability to continue its operations is uncertain and is dependent upon its ability to increase revenues sufficient to generate a positive cash flow and/or raise additional capital through short-term borrowing to fund its operations. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue operations in the normal course of business.

1.	Basis of Presentation

The financial statements as have been prepared in accordance with Accounting Principles Generally Accepted in the U.S. (“GAAP”) as issued by the Financial Accounting Standards Board (“FASB”). These statements should be read in conjunction with our consolidated financial statements and notes thereto included in our Annual Report for the year ended December 31, 2013. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) have been condensed or omitted. The operating results and cash flows for the nine-month period ended September 30, 2014, are not necessarily indicative of the results that will be achieved for the full fiscal year ending December 31, 2014 or for future periods.

The accompanying condensed consolidated financial statements have been prepared without audit and reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of financial position and the results of operations for the interim periods. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts, impairment costs, depreciation and amortization, sales returns and discounts, warranty costs, uncertain tax positions and the recoverability of deferred tax assets, stock compensation, contingencies and the fair value of assets and liabilities disclosed. Actual results and outcomes may differ from management’s estimates and assumptions. The statements have been prepared in accordance with GAAP and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures, normally included in financial statements prepared in accordance with GAAP, have been condensed or omitted pursuant to such SEC rules and regulations.

The balance sheet at December 31, 2013 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by GAAP for complete financial statements.

2.	Changes in Significant Accounting Policies

Principles of Consolidation

These consolidated financial statements include our consolidated balance sheets, results of operations, and cash flows. All material intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

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Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are readily apparent from other sources. The actual results experienced by the Company may differ materially from the Company’s estimates. To the extent there are material differences, future results may be affected. Estimates used in preparing these financial statements include the carrying value of the equipment, deferred income tax amounts, rates and timing of the reversal of income tax differences.

Trade Receivables and Allowance for Doubtful Accounts

The Company estimates an allowance for doubtful accounts based on its assessment of the collectability of individual customer accounts. The adequacy of these allowances is regularly reviewed by considering historical experience, credit quality, age of the receivable, historical default rates and external factors such as existing economic conditions that may affect a customers’ ability to pay. As of September 30, 2014 and December 31, 2013, the Company estimated an allowance for uncollectible accounts of $35,770.

3.	Factoring Receivables

During the second quarter of 2012, as part of its working capital management, the Company entered into a factoring agreement (the “Factoring Agreement”) in the amount of $2,500,000 in which the Company can sell on a nonrecourse basis, certain receivables that have been credit approved by the factor. Under the terms of the agreement the factor may require the Company to repurchase trade account receivables on demand for debtor disputes, insolvency, late payments, and Company warranty breaches. The term of the Factoring Agreement is one year and will automatically renew for successive one year periods unless proper notice of termination is given.

The Factoring Agreement provides for the Company to receive advances against the purchase price of its receivables at the rate of 80% of the fair value of the customer invoice outstanding at any time less; receivables that are in dispute, receivables that are not credit approved within the terms of the Factoring Agreement and any fees or estimated fees related to the Factoring Agreement. The fees associated with any sold receivable are as follows: The daily rate fee is 0.30% and the discount fee is 1.00%. The funds usage rate is equal to Prime plus 2.00%, not less than 6.0%.

The total amount of trade receivables purchased was $107,498 for the nine months ended September 30, 2014 and $77,900 for the year ended December 31, 2013. The fees and interest incurred on the sale of these receivables was $4,480 and $2,516 for the nine months ended September 30, 2014 and 2013, respectively. The outstanding receivable related to the Factoring Agreement was negligible at September 30, 2014 and December 31, 2013.

There was no outstanding liability related to the Factoring Agreement as of September 30, 2014 and December 31, 2013.

The Company accounted for the sale of the receivables under the Factoring Agreement as secured borrowing in accordance with the authoritative guidance for accounting for transfers and servicing of final assets and extinguishments of liabilities.

4.	Inventory

	September 30, 2014	December 31, 2013

Raw Materials	$43,867	$21,235

Finished Goods	25,600	5,169

Provisional for spillage	(4,000)	(4,000)

Total Inventory	$65,467	$22,404

The Company records an inventory reserve for the anticipated loss associated with slow moving, unsalable, or damaged inventory. An inventory reserve in the amount of $4,000 has been recorded at September 30, 2014 and December 31, 2013.

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5.	Property, Plant and Equipment

	September 30, 2014	December 31, 2013
Machinery and equipment	$851,166	$851,166
Furniture and office equipment	29,024	29,024
Leasehold improvements	39,023	39,023
Total property and equipment, gross	919,213	$919,213
Less: Accumulated depreciation	843,543	787,812
Property and equipment, net of accumulated depreciation	$75,671	$131,401

Depreciation expense was $18,577 and $21,878 for the three month periods ended September 30, 2014 and September 30, 2013, respectively, and $55,731 and $73,771 for the nine month period ended September 30, 2014 and September 30, 2013, respectively.

6.	Related Party Transactions

During 2013, the Company has a term note with the owner of the Company, secured by equipment, with a variable interest rate based on the Merrill Lynch margin rate plus 4% (5.95%) on the outstanding loan balance. As of September 30, 2014, and December 31, 2013, the loan term in the amount of $10,548 was in default.

On December 1, 2014, the Company had executed a promissory note to the owner of the Company in the amount of $10,000 that was used to purchase outstanding shares from Enssolutions Corporation. The note bears no interest and is due upon demand.

7.	Concentrations of Risk

As of September 30, 2014 and 2013, the two largest customer balances represented 75% and 92% of total accounts receivable, respectively.

As of September 30, 2014 and 2013, two customers represent 45% and 51% of total sales, respectively.

8.	Commitments

As of June 1, 2013, the Company’s production facility lease was on a month-to-month terms for approximately 2,200 square feet of space. The production facility is located at 5610 W. Maryland Ave., Glendale, AZ 85301. Rent expense was $16,130 and $16,053 for the three month periods ended September 30, 2014 and September 30, 2013, respectively, and $48,391 and $48,427 for the nine month periods ended September 30, 2014 and September 30, 2013, respectively.

9.	Subsequent Event

On October 1, 2014 the Company secured a revolving line of credit in the maximum amount of $500,000 with the owner of the Company. This line of credit has a term of 2 years and bears interest at the prevailing Merrill Lynch margin account rate plus 4%. The revolving line of credit will be used for the purchase of raw materials to produce the Company’s end product for sale to customers.

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